                                                                   EXHIBIT 99.1


June 28, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408


Ladies and Gentlemen:


This letter is written pursuant to Temporary Note 3T to Article 3 of Regulation S-X.

Zindart Limited has received a representation letter from Arthur Andersen & Co Hong Kong ("Arthur Andersen"), an affiliate of Arthur Andersen LLP of the United States, stating that the audit of the consolidated financial statements of Zindart Limited and its subsidiaries as of and for the year ended March 31, 2002 was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of United States national office consultation, and availability of personnel at foreign affiliate of Arthur Andersen to conduct the relevant portions of the audit.

Very truly yours,


/s/ PETER A.J. GARDINER

Peter A.J. Gardiner
Executive Chairman, Zindart Limited